SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

       UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: July 17, 1998
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
            (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                               (914) 454-3703
                       (Registrant's Telephone Number)

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Item 1-Item 4     Not Applicable.

Item 5            Not Applicable.

Item 6            Not Applicable.

Item 7            Financial Statements and Exhibits.
                  (a), (b) Not Applicable.
                  (c) Exhibits
                  (i) Press release dated July 17, 1998

Item 8            Not Applicable.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     July 15, 1998      COMMAND SECURITY CORPORATION

                                  By: /s/ Franklyn H. Snitow
                                  Franklyn H. Snitow
                                  Acting President and
                                  Chief Executive Officer


FOR IMMEDIATE RELEASE

CONTACT: William C. Vassell      Donald Radcliffe
         Chairman                Radcliffe & Associates, Inc.
         Tel: (914) 454-3703     Tel: (212) 605-0174


COMMAND SECURITY CORPORATION

REPORTS YEAR END RESULTS

Lagrangeville, New York *** July 17, 1998 *** Command Security Corporation
(NASDAQ: CMMD) today reported results for its fiscal year ended March 31, 1998. These results are contained in the Company's form 10-K filed with the Securities and Exchange Commission.

Revenues for the year ended March 31, 1998 increased by more than 5% to $51,796,882 from the $49,237,418 reported for the year ended March 31, 1997.
For the year the Company reported a loss of $(4,153,374) or $(.62) per share compared to income of $321,000 or $.05 per share in the prior fiscal year.

As the Company had previously reported, this loss was attributable to reductions in gross margins of approximately $1.1 million primarily due to increased reserves for general liability claims and increased labor costs: an increase in the provision for doubtful accounts by $1 million, primarily due to the bankruptcy of a large service agreement client, GFM; a $750,000 charge for the write-down of intangible assets; losses in connection with certain labor claims of $350,000; a reversal of $260,000 of income tax benefits recorded in prior years; and an approximately $600,000 increase in general and administrative expenses.

William C. Vassell, Chairman of the Board said "We are beginning to see results from our marketing efforts and expect to continue the revenue growth we achieved during the latter half of fiscal 1998. We are continuing our efforts to reduce expenses and improve margins. I think it is important to note that during fiscal 1998 we were able to generate approximately $2.9 million in cash flow from operations, which is an increase of approximately
$1.8 million over the prior year."

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including demand for the company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

     Command Security Corporation provides security services to company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida,
Georgia and Pennsylvania and provides services to independent security companies nationwide.


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COMMAND SECURITY CORPORATION

CONDENSED STATEMENTS OF OPERATIONS


                                                    Years Ended March 31,
                                                1998              1997
Revenue                                         $51,796,882       $49,237,418
Income/(loss) before income tax                  (3,754,055)          309,670
Income tax (expense)/benefit                       (259,835)          140,360
Net income/(loss)                               $(4,013,890)      $   450,030
Preferred stock dividends                          (139,484)         (129,030)
Net income/(loss) applicable to
    Common shareholders                         $(4,153,374)         $321,000
Income/(loss) per share of common stock         $      (.62)      $       .05
Weighted average number of common and
    Common equivalent shares outstanding          6,689,352         6,955,548
